                                                                   EXHIBIT 4.2

                          GUARANTEE FEE ASSIGNMENT

     THIS ASSIGNMENT (the "Assignment"), dated as of June 1, 1994, is made by Green Tree Financial Corporation, a Minnesota corporation ("Green Tree") in favor of Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I") and a wholly owned subsidiary of Green Tree.

     WHEREAS, pursuant to that certain Pooling and Servicing Agreement dated March 1, 1994 (the "1994-1 Pooling and Servicing Agreement"), is entitled to receive a guarantee fee (the "Guarantee Fee") for providing credit enhancement against delinquencies, defaults and net liquidation losses on the related pool of manufactured housing contracts issued by or on behalf of Green Tree (the "Contracts").

     WHEREAS, pursuant to the terms and conditions set forth herein, Green Tree desires to assign to Finance I its right to receive the Guarantee Fee.


                                  ARTICLE I
                         ASSIGNMENT OF GUARANTEE FEE

     1.01  Guarantee Fee.  Subject to and upon the terms and conditions set
           -------------
forth in this Assignment, Green Tree, as a contribution of capital, hereby transfers, assigns and delivers to Finance I all of its right to receive the Guarantee Fee payable on or after June 1, 1994. In order to effect such transfer, Green Tree shall deliver to the Trustee of the 1994-1 Securitized Pool a written notification in substantially the form attached hereto as Exhibit A.

     1.02  Security Interest in the Guarantee Fee.  Although the parties intend
           --------------------------------------
that the assignment of Green Tree's right to receive the Guarantee Fee pursuant to this Agreement shall constitute an absolute assignment and not a loan, if such assignment is deemed to be a loan, the parties intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The parties also intend and agree that Green Tree shall be deemed to have granted to Finance I, and Green Tree does hereby grant to Finance I, a perfected first-priority security interest in the items designated in Section 1.01 above, and that this Agreement shall constitute a security agreement under applicable law. Green Tree further agrees that it shall at any time or times hereafter execute such instruments and perform such acts as the Trustee or Finance I may request to establish and maintain a valid security interest in the items designated in Section 1.01 above.

                                 ARTICLE II
            INSIDE REFINANCING PAYMENTS AND REPURCHASE PAYMENTS;
                            SERVICING OBLIGATIONS

     2.01  Inside Refinancing Payments.  As part of the foregoing transfer, with
           ---------------------------
respect to each Contract which is refinanced by an Obligor (as defined in the 1994-1 Pooling and Servicing Agreement) through Green Tree, Green Tree agrees to pay to or upon the order of Finance I an amount (an "inside refinancing payment") equal to the unpaid balance of such Contract, multiplied by the factor applicable to such Contract, based on the month in which such refinancing occurs, as specified for the 1994-1 Securitized Pool in Exhibit A to the Residual Assets Assignment. Green Tree further agrees that any such inside refinancing payments that it is obligated to pay hereunder during any one month period will be made by 3:00 Central Standard Time on the business day immediately preceding the Distribution Date for such month.

     2.02  Repurchase Payments.  As part of the foregoing transfer, with respect
           -------------------
to each Contract in the 1994-1 Securitized Pool which is repurchased by Green Tree pursuant to its right as Servicer to repurchase such Contract when the outstanding balance of such Securitized Pool has declined to 10% or less of its initial principal balance, or which is repurchased by Green Tree because of a breach of certain representations and warranties contained in the 1994-1 Pooling and Servicing Agreement, Green Tree agrees to pay to or upon the order of Finance I an amount (a "repurchase payment") equal to the unpaid balance of such Contract multiplied by the factor applicable to such Contract, based on the month in which such repurchase occurs, as specified in Exhibit A to the Residual Assets Assignment. Green Tree further agrees that any such repurchase payments that it is obligated to pay hereunder during any one month period will be made by 3:00 Central Standard Time on the business day immediately preceding the Distribution Date for such month.

     2.03  Servicing Obligations.  Green Tree agrees to continue to act as
           ---------------------
servicer of the Contracts, to provide such reports with respect to the Guarantee Fee as Finance I may reasonably request, and to enter into such further agreements with Finance I or its assignee relating to such servicing obligations as Finance I may reasonably request.

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF GREEN TREE

     Green Tree hereby represents and warrants to Finance I that:

     3.01  Green Tree.  Green Tree is a corporation duly organized, validly
           ----------
existing and in good standing under the laws of Minnesota, with the requisite corporate power and authority to enter into this Assignment and to perform the obligations required of it hereunder. The execution and performance of this Assignment by Green Tree and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Green Tree, and do not and will not conflict with any of the terms of its Articles of Incorporation or By-Laws. The execution and performance of this Assignment will not violate the 1994-1 Pooling and Servicing Agreement; nor will the execution and performance of this Assignment conflict with any other material agreements of Green Tree which would result in a material adverse effect on Green Tree.

     3.02  Compliance with Contracts and Regulations.  Green Tree has complied
           -----------------------------------------
with all its obligations under the Contracts and the 1994-1 Pooling Servicing Agreement and all applicable laws and regulations of the Federal Housing Administration ("FHA"), the Veterans Administration ("VA") and any other government authority which might affect the validity or enforceability of the Contracts or the 1994-1 Pooling and Servicing Agreement and the consummation of the transactions contemplated hereby will not violate any such obligations, laws or regulations.

     3.03  Title to the Guarantee Fee.  Green Tree is currently the sole owner
           --------------------------
of the Guarantee Fee, free and clear of all liens and encumbrances and upon the execution and delivery of this Assignment, together with the notifications to the trustee of the 1994-1 Securitized Pool, Finance I shall be the sole owner of the Guarantee Fee, free and clear of all liens and encumbrances.


                                 ARTICLE IV
                                MISCELLANEOUS

     4.01  Remedies.
           --------

     (a) Any material breach by Green Tree of any representation or warranty made hereunder shall be enforceable by all remedies available in law or equity, including the repurchase of the Guarantee Fee by Green Tree.

     (b) Green Tree acknowledges that Finance I intends to pledge the Guarantee Fee and all Finance I's rights under this Assignment to the Trust pursuant to a Security Agreement, dated July 1, 1994, between Finance I and the Trust. Green Tree further acknowledges that all rights and remedies available to Finance I upon the material breach by Green Tree of any representations or warranties made hereunder are also available to the Trustee of such Trust.

     4.02  Non-Petition Covenant.  Green Tree hereby agrees that it shall not,
           ---------------------
for any reason, institute proceedings for Finance I or the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Finance I or the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of Finance I or the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Finance I or the Trust or a substantial part of the property of Finance I or the Trust or cause or permit Finance I or the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of Finance I or the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of Finance I or the Trust or take any action in furtherance of any such action.

     4.03  Survival of Representations and Warranties.  Green Tree covenants and
           ------------------------------------------
agrees that its representations and warranties in this Assignment, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

     4.04  Governing Law.  The internal law, without regard to conflicts of laws
           -------------
principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment.

     IN WITNESS WHEREOF, Green Tree has executed this Assignment as of the day and year first above written.


                              GREEN TREE FINANCIAL CORPORATION


                              By
                                ---------------------------------
                                  Its
                                     ----------------------------


Acknowledged by:              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. I


                              By
                                ---------------------------------
                                  Its
                                     ----------------------------

                                  EXHIBIT A
                        FORM OF TRUSTEE NOTIFICATION
                    FOR FEE ASSET ASSIGNMENT (EXHIBIT A)



First Bank National Association
Corporate Trust Department
180 East 5th Street
St. Paul, Minnesota 55101
Attention:  Corporate Trust Administration, Second Floor

Ladies and Gentlemen:

         You are currently acting as Trustee for the GTFC 1994-1 Securitized Manufactured Housing Pool created by a Pooling and Servicing Agreement dated March 1, 1994 (the "Pool"). As such Trustee, you are obligated to remit to Green Tree Financial Corporation the guarantee fee related to that Pool. We hereby notify you that we have assigned such guarantee fee to Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Finance I"), effective June 1, 1994. From that date forward you should remit such guarantee fee to Finance I or its assignee.

                                   Green Tree Financial Corporation


                                   By
                                     -------------------------------
                                      Its
                                         ---------------------------



Acknowledged:

First Bank National Association

By
  --------------------------------
  Its
     -----------------------------